Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports $1.26 Earnings per Share

for the Second Quarter of 2011

– Company marks one year anniversary of FDA approval of generic Lovenox® –

CAMBRIDGE, MA — August 4, 2011 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the quarter ended June 30, 2011.

For the second quarter of 2011, the Company reported a net income of $64.3 million, or $1.26 per diluted share, compared to a net loss of $15.0 million, or $0.34 per share, for the same period in 2010.  For the six months ended June 30, 2011, the Company reported a net income of $121.3 million, or $2.39 per diluted share, compared to a net loss of $31.1 million, or $0.71 per share, for the same period in 2010. At June 30, 2011, the Company had cash, cash equivalents, and marketable securities of $246.3 million, compared to $152.8 million at December 31, 2010.

The Company noted the following highlights:

•      On July 23, 2011 Momenta/Sandoz marked a full year as the sole provider of generic enoxaparin.

•      Revenue for the second quarter 2011 was $87.5 million with an EPS of $1.26, fully diluted.

•      The Company has earned over $256 million in profit share revenue from sales of enoxaparin to date.

•      At the quarter’s end the Company had a cash balance of $246 million and $85 million in accounts receivable.

“We had a very strong quarter,” stated Craig A. Wheeler, President and Chief Executive Officer.  “On July 23rd we and Sandoz marked a full year as the sole provider of generic enoxaparin, and through June 30, 2011, we have earned over $256 million in profit share revenue from enoxaparin,” he continued. “At the same time, we are providing patients with more affordable medicine, which is a very rewarding aspect of our business.”

Second Quarter 2011 Financial Results

Revenue for the second quarter of 2011 was $87.5 million, compared to $2.8 million for the same period in 2010.  For the six months ended June 30, 2011, revenues were $165.7 million, compared to $6.5 million for the same period in 2010.  The increase in revenue in both periods was due to profit-share on Sandoz’ sales of enoxaparin sodium injection which received FDA marketing approval in July of 2010.  At June 30, 2011, the receivable for the second quarter enoxaparin profit share was $83.8 million.

Research and development expenses for the second quarter of 2011 were $14.2 million, compared to $11.8 million for the same period in 2010. For the six months ended June 30, 2011, research and development expenses were $27.1 million, compared to $24.0 million for the same period in 2010. The increase in research and development expenses in both periods principally resulted from increases in process development, manufacturing and third-party research costs in support of its development programs, principally the Company’s M356 program.

General and administrative expenses for the second quarter of 2011 totaled $9.2 million, compared with $6.0 million for the same period in 2010.  For the six months ended June 30, 2011, general and administrative expenses were $17.5 million, compared with $13.4 million for the same period in 2010.  The increase in general and administrative expenses for both periods was primarily due to royalties payable to Massachusetts Institute of Technology associated with the Company’s product revenue on Sandoz’ sales of enoxaparin sodium injection and an increase in legal and consulting activities.

Conference Call Information

Management will host a conference call on Thursday, August 4, 2011 at 10:00 am ET to discuss these results and provide an update on the Company.  To access the call, please dial (877) 224-9084 (domestic) or (720)

545-0022 (international) prior to the scheduled conference call time and provide the access code 85283127. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through August 19, 2011.  To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and provide the access code 85283127.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through August 19, 2011.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, the Company’s revenue, expenses and other results of operations, including the quarter ended June 30, 2011, our profitability, and our status as the sole provider of generic enoxaparin, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited, Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2011	December 31, 2010
Assets
Cash and marketable securities	$246,263	$152,759
Accounts receivable	84,803	54,485
Restricted cash	1,778	1,778
Other assets	18,813	18,547
Total assets	$351,657	$227,569
Liabilities and Stockholders’ Equity
Current liabilities	$13,039	$17,652
Other liabilities	2,742	3,814
Stockholders’ equity	335,876	206,103
Total liabilities and stockholders’ equity	$351,657	$227,569

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Collaboration revenues:
Product revenues	$83,848	$—	$159,608	$—
Research and development revenues	3,648	2,795	6,060	6,485
Total collaboration revenues	87,496	2,795	165,668	6,485
Operating expenses:
Research and development*	14,168	11,778	27,111	24,033
General and administrative*	9,205	5,959	17,515	13,434
Total operating expenses	23,373	17,737	44,626	37,467

Operating income (loss)	64,123	(14,942)	121,042	(30,982)

Other income (expense):
Interest income	176	26	304	86
Interest expense	(34)	(88)	(75)	(192)
Total other income (expense)	142	(62)	229	(106)

Net income (loss)	$64,265	$(15,004)	$121,271	$(31,088)

Net income (loss) per share:
Basic	$1.29	$(0.34)	$2.44	$(0.71)
Diluted	$1.26	$(0.34)	$2.39	$(0.71)

Weighted average shares outstanding:
Basic	49,708	44,069	49,620	43,911
Diluted	51,001	44,069	50,668	43,911

*Includes the following share-based compensation expense:
Research and development	$1,375	$944	$2,211	$2,483
General and administrative	$1,758	$1,541	$2,688	$4,070

CONTACT:

Momenta Pharmaceuticals, Inc.

Beverly Holley, Director of Investor Relations

bholley@momentapharma.com

(617) 395-5189

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